UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 23, 2009 (November 22, 2009)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-156252	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On November 22, 2009, Clal Biotechnology Industries, Ltd. ("CBI"), Professor Abraham Hochberg and Mr. Avi Barak notified the Company that they had signed a voting agreement (the "New Voting Agreement"), according to which each party (Professor Hochberg and Mr. Barak are together considered one party under the agreement) will be required to vote at general meetings for the election of one director designated by the other party. This agreement is in addition to (and does not amend) an existing voting agreement of July 30, 2008, such that, in total, the parties to the New Voting Agreement will vote together regarding two nominees of each party on the Board of Directors. The parties further agreed not to vote to terminate the membership of any such nominee on our Board of Directors without the prior written consent of the applicable nominating party. In the event that the service of a nominee as director terminates, the parties undertook to act to convene a general meeting, and to vote for the appointment of a candidate for the position of director nominated by the party that previously nominated the director whose service terminated.

The right to nominate directors under the New Voting Agreement will be in effect as long as a party holds at least 7% of the outstanding shares of the Company (including convertible bonds, on an as-converted basis, but excluding warrants), but in any case not beyond July 30, 2012. The parties to the New Voting Agreement also agreed to vote against any resolution increasing the number of directors on the Board beyond nine. The Company is not a party to either voting agreement.

On November 22, 2009, CBI notified the Company of its intention to invest approximately USD 500,000 in a public fundraising round, provided that the Company raises at least USD 2,000,000 from other sources, that the price per share does not exceed the market price, and that such round is completed within six months.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: November 23, 2009	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary